UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 6, 2007

McMoRan Exploration Co.
(Exact name of registrant as specified in its charter)

Delaware	001-07791	72-1424200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Poydras Street
New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (504) 582-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 6, 2007, McMoRan Exploration Co. (“McMoRan”) entered into an Amended and Restated Credit Agreement among McMoRan, as parent, McMoRan Oil & Gas LLC (“MOXY”), as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as syndication agent, BNP Paribas, as documentation agent, and other financial institutions as lenders (the “Amended and Restated Credit Agreement”).  The Amended and Restated Credit Agreement provides for a five-year, $700 million senior secured revolving credit facility (the “Credit Facility”).  The amount drawn under this Credit Facility may not exceed the lesser of a borrowing base (determined using the present value of the company’s oil and gas properties as set forth in a reserve report prepared either by McMoRan or independent petroleum engineers) and the maximum aggregate commitments provided by lenders.  The initial borrowing base has been set at $700 million.  The borrowing base will be redetermined semi-annually on April 1 and October 1 of each year, provided that the initial redetermination date will be November 1, 2007.

As a condition precedent to borrowing under the Credit Facility, MOXY was required to hedge 80 percent of its reasonably estimated projected crude oil and natural gas production from its proved developed producing oil and gas properties as determined by reference to an initial reserve report for the years 2008 through 2010.  The Amended and Restated Credit Agreement also contains representations and affirmative and negative covenants, and other restrictions customary for oil and gas borrowing base credit facilities.  McMoRan must also maintain certain leverage and secured leverage ratios and a current ratio under the Credit Facility.  The Credit Facility matures on August 6, 2012, and is subject to reductions in the commitment of $60 million per quarter beginning in the fourth quarter of 2007 through the fourth quarter of 2008 ($300 million in aggregate).

The Credit Facility is secured by (1) substantially all of the oil and gas related properties (including related proved oil and natural gas reserves) of MOXY and (2) the pledge by McMoRan of its ownership interests in MOXY and by MOXY of its ownership interests in each of its wholly owned subsidiaries.  The Credit Facility is further guaranteed by McMoRan and each of MOXY’s wholly owned subsidiaries.

On August 6, 2007, McMoRan also entered into a Credit Agreement among McMoRan, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corporation, as syndication agent, and the lenders party thereto (the “Bridge Agreement”).  The Bridge Agreement provides for an $800 million unsecured term loan facility.  After one year, the obligations under the Bridge Agreement may be converted by the lenders into Exchange Notes, with a final maturity of seven years from the closing date.  The Bridge Agreement contains customary representations and affirmative and negative covenants.  If the Bridge Agreement remains outstanding for 120 days, the lenders are entitled to receive a second lien in the collateral securing the Amended and Restated Credit Agreement.  The Credit Facility also contains requirements to make mandatory prepayments in certain cases, including with excess cash flow generated beginning January 1, 2008 to the extent not otherwise used to prepay the Credit Facility.  McMoRan expects to issue long-term notes, equity and equity-linked securities to replace the interim bridge loan facility.

The proceeds of the financing arrangements are being used to fund MOXY’s acquisition of substantially all of the property interests and related assets and obligations of Newfield Exploration Company (“NFX”) on the outer continental shelf of the Gulf of Mexico, repay McMoRan’s existing $100 million senior secured term loan and provide for continuing working capital requirements.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On August 6, 2007, MOXY, a wholly owned subsidiary of McMoRan completed the acquisition of substantially all of the proved property interests and related assets of NFX on the outer continental shelf of the Gulf of Mexico for approximately $1.08 billion in cash and the assumption of the related reclamation obligations.  The acquisition also includes 50 percent of NFX’s interests in nonproducing exploration leases and certain of NFX’s interests in leases associated with the Treasure Island ultra deep gas prospect inventory.  The acquisition has an effective date of July 1, 2007.  A copy of the press release announcing the completion of  the acquisition of the Gulf of Mexico shelf properties from NFX is attached hereto as Exhibit 99.1.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(a)           Financial Statements of Businesses Acquired.

The financial information required under this Item 9.01(a) will be filed in an amendment to this Current Report on Form 8-K within 5 to 7 business days, but in no event later than 71 calendar days after the date hereof, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)           Pro Forma Financial Information.

The financial information required under this Item 9.01(b) will be filed in an amendment to this Current Report on Form 8-K within 5 to 7 business days, but in no event later than 71 calendar days after the date hereof, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)           Exhibits.

The Exhibit included as part of this Current Report is listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McMoRan Exploration Co.

By: /s/ C. Donald Whitmire, Jr.
----------------------------------------
C. Donald Whitmire, Jr.
Vice President and Controller -
Financial Reporting
(authorized signatory and
Principal Accounting Officer)

Date:  August 10, 2007

McMoRan Exploration Co.
Exhibit Index

Exhibit Number

99.1	Press Release dated August 6, 2007, titled “McMoRan Exploration Co. Completes Acquisition of Gulf of Mexico Shelf Properties from Newfield Exploration Company for $1.1 Billion.”